                                                                   EXHIBIT 11.01

                              ISONICS CORPORATION

                        STATEMENTS REGARDING CALCULATION
                     OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PRO FORMA
                                                              -----------------
                             YEAR ENDED       NINE MONTHS
                              APRIL 30,    ENDED JANUARY 31,     NINE MONTHS
                            -------------- -----------------  ENDED JANUARY 31,
                             1995    1996    1996     1997          1997
                            ------  ------ -------- --------  -----------------
Net Income (Loss).........  $ (143) $  281 $    412 $   (714)       $(714)
Interest on nonconvertible
 promissory notes.........     --      --       --       --           196
                            ------  ------ -------- --------        -----
Net Income (Loss).........  $ (143) $  281 $    412 $   (714)       $(518)
                            ======  ====== ======== ========        =====
Weighted Average Common
 Stock Outstanding........   1,155   1,190    1,190    1,324        1,324
Dilutive Effect of
 Preferred Stock..........     --       78       78      --            62
Pro forma shares issued
 for repayment of debt....     --      --       --       --           233
Dilutive effect of stock
 options and warrants
 granted since January 1,
 1996 (approximately
 twelve months preceding
 the offering), calculated
 using the treasury stock
 method at $6.00 per
 share....................     513     513      513      437          437
                            ------  ------ -------- --------        -----
Shares Used in Computing
 Per Share Information....   1,668   1,781    1,781    1,761        2,055
                            ======  ====== ======== ========        =====
Net Income (Loss) Per
 Share....................  $ (.09) $  .16 $    .23 $   (.41)       $(.25)
                            ======  ====== ======== ========        =====